Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR TO ACQUIRE SUMMA TECHNOLOGY, INC.

WOOD DALE, ILLINOIS (November 9, 2007) — AAR CORP. (NYSE: AIR) announced today that it has signed a definitive merger agreement to acquire Summa Technology, Inc., (“Summa”), a leading provider of high-end sub-systems and precision machining, fabrication, welding, engineering and test services to both commercial and government customers. Summa will operate as part of AAR’s Structures and Systems segment.

The consummation of the merger agreement remains subject to Summa stockholders’ approval, the expiration of the Hart-Scott-Rodino anti-trust waiting period and other customary conditions. The Company expects the merger will be completed before the end of November.

Founded in 1987, Summa is headquartered in Huntsville, Alabama with additional facilities in Cullman, Alabama and Lebanon, Kentucky, totaling over 420,000 square feet of manufacturing space. Stifel Nicolaus served as financial advisor to Summa in connection with the merger agreement.

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair & Overhaul; Structures & Systems and Aircraft Sales & Leasing. Learn more at www.aarcorp.com.

# # #

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, IL 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2007 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.